Exhibit 4.17

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of December 1, 2016, among AmSurg Corp. (the “Issuer”), AllegiantMD, Inc., a Florida corporation, Arizona Perinatal Care Centers, LLC, an Arizona limited liability company, Broad Midwest Anesthesia, LLC, a Missouri limited liability company, Doctors Billing Service, Inc., a California corporation, Medi-Bill of North Florida, Inc., a Florida corporation, North Florida Anesthesia Consultants, Inc., a Florida corporation, Sheridan CADR Solutions, Inc., a Florida corporation, Sheridan Hospitalist Services of Florida, Inc., a Florida corporation, Sheridan Leadership Academy, Inc., a Florida corporation, Sheridan Scientific Intelligence, Inc., a Florida corporation, Valley Clinical Research, Inc., a Florida corporation, and St. Lucie Anesthesia Associates, LLC, a Florida limited liability company (each, a “Guaranteeing Subsidiary” and collectively the “Guaranteeing Subsidiaries”), and U.S. Bank National Association, a national banking corporation (or its permitted successor), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Subsidiary Guarantors party thereto have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 16, 2014, as heretofore amended, providing for the issuance of the Issuer’s 5.625% Senior Notes due 2022 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances a Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture and a related Notation of Guarantee pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Sections 8.01 and 8.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Subsidiary Guarantee on the terms and conditions set forth in the Indenture, including, without limitation, Article X of the Indenture.

3. No Recourse Against Others. Pursuant to Section 11.12 of the Indenture, no director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiaries shall have any liability for any obligations of such Guaranteeing Subsidiary under the Notes, the Indenture, the Subsidiary Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation.

4. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

NEW AMETHYST CORP.

By:	/s/ Claire M. Gulmi
	Name:	Claire M. Gulmi
	Title:	Vice President, Secretary and Director

ALLEGIANTMD, INC.
ARIZONA PERINATAL CARE CENTERS, LLC
BROAD MIDWEST ANESTHESIA, LLC
DOCTORS BILLING SERVICE, INC.
MEDI-BILL OF NORTH FLORIDA, INC.
NORTH FLORIDA ANESTHESIA CONSULTANTS, INC.
SHERIDAN CADR SOLUTIONS, INC.
SHERIDAN HOSPITALIST SERVICES OF FLORIDA, INC.
SHERIDAN LEADERSHIP ACADEMY, INC.
SHERIDAN SCIENTIFIC INTELLIGENCE, INC.
VALLEY CLINICAL RESEARCH, INC.
ST. LUCIE ANESTHESIA ASSOCIATES, LLC

By:	/s/ Jillian Marcus
Name:	Jillian Marcus
Title:	Vice President and Secretary

[Signatures continue on following page]

U.S. BANK NATIONAL ASSOCIATION,
AS TRUSTEE

By:	/s/ Wally Jones
	Name:	Wally Jones
	Title:	Vice President